Exhibit 99.(6)(f)(3)

FORM OF AMENDMENT TO SUBADVISORY AGREEMENT

FOR AST GOLDMAN SACHS GLOBAL INCOME PORTFOLIO OF

ADVANCED SERIES TRUST

PGIM Investments LLC (formerly, Prudential Investments LLC) (the “Manager”) and Goldman Sachs Asset Management, L.P. (the “Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of May 26, 2015, by and among the Manager and the Subadviser, pursuant to which the Subadviser has been retained to provide investment advisory services to the AST Goldman Sachs Global Income Portfolio, as follows;

1.              Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, PGIM Investments LLC and Goldman Sachs Asset Management, L.P. have duly executed this Amendment as of the effective date of this Amendment.

PGIM INVESTMENTS LLC

By:
Name:
Title:

GOLDMAN SACHS ASSET MANAGEMENT, L.P

By:
Name:
Title:

Effective Date as Revised: June 1, 2020

SCHEDULE A

Advanced Series Trust

AST Goldman Sachs Global Income Portfolio

As compensation for services provided by Goldman Sachs Asset Management, L.P. (Goldman) for the AST Goldman Sachs Global Income Portfolio (the Portfolio), PGIM Investments LLC will pay Goldman a subadvisory fee on the net assets managed by Goldman that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*, **
AST Goldman Sachs Global Income Portfolio	0.19% of average daily net assets to $500 million; 0.185% of average daily net assets over $500 million to $1.5 billion; and 0.180% of average daily net assets over $1.5 billion.

*  In the event Goldman invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Goldman will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Goldman with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

** Goldman has agreed to a voluntary subadvisory fee waiver arrangement that will apply across each of the portfolios or sleeves of portfolios subadvised by Goldman that are managed by the Manager. The waiver is based on the following percentages based on the combined average daily net assets of each of the portfolios or sleeves of portfolios subadvised by Goldman:

•  Combined assets up to $1 billion: 2.5% fee reduction

•  Combined assets between $1 billion and $2.5 billion: 5.0% fee reduction

•  Combined assets between $2.5 billion and $5.0 billion: 7.5% fee reduction

•  Combined assets above $5.0 billion: 10.0% fee reduction

Effective Date as Revised: June 1, 2020